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                                                      August 1,  2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Concrete Castings, Inc. pertaining to our firm included in Form SB-2 Amendment No. 1, under the caption Changes In and Disagreements with Accountants, to be filed on or about August 1, 2003, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,


PRITCHETT, SILER & HARDY, P.C.